Exhibit 5.1

July 19, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Re: Merrimac Industries, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the ‘‘Registration Statement’’) filed by Merrimac Industries, Inc. (the ‘‘Company’’), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of an aggregate of 500,000 shares of the Company’s common stock, par value $0.01 per share (the ‘‘Shares’’), for issuance under the Company’s 2006 Stock Option Plan (the ‘‘Stock Option Plan’’).

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Stock Option Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.

Very truly yours,

KATTEN MUCHIN ROSENMAN LLP

By: /s/ Eric M. Lerner
            A Partner